                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person**

    O'Toole,                         Terence             M.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
--------------------------------------------------------------------------------
                                    (Street)

    New York,                        NY                   10004
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


================================================================================
2. Issuer Name and Ticker or Trading Symbol

    VoiceStream Wireless Corporation
    (VSTR)
================================================================================
3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Statement for Month/Year

    March/2001
================================================================================
5. If Amendment, Date of Original (Month/Year)


================================================================================
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



               -------------------------------------------

================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

================================================================================

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |    50,000     | D   | $90.3125 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     6,000     | D   | $90.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     7,000     | D   | $90.875  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     9,000     | D   | $91.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |    12,000     | D   | $91.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     4,000     | D   | $92.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     4,000     | D   | $92.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     7,000     | D   | $92.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/13/01   |    S   |   |     1,000     | D   | $93.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,500     | D   | $86.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,500     | D   | $86.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,500     | D   | $86.875  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,000     | D   | $87.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,500     | D   | $87.3125 |              |         |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,000     | D   | $87.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,000     | D   | $88.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,000     | D   | $89.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |     2,000     | D   | $89.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/14/01   |    S   |   |    10,000     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |    10,000     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     2,500     | D   | $90.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     2,500     | D   | $90.3125 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     5,000     | D   | $90.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     5,000     | D   | $90.4375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     5,000     | D   | $90.5625 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |    10,000     | D   | $90.9375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |    20,000     | D   | $91.000  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |    15,000     | D   | $91.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     5,000     | D   | $91.1875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |     5,000     | D   | $91.4375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/15/01   |    S   |   |    15,000     | D   | $92.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |     8,000     | D   | $89.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |    10,000     | D   | $89.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |    49,500     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |    12,500     | D   | $90.0625 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |     5,000     | D   | $90.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |     5,000     | D   | $90.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/16/01   |    S   |   |    10,000     | D   | $90.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/19/01   |    S   |   |    67,500     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/19/01   |    S   |   |    12,500     | D   | $90.0625 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/19/01   |    S   |   |     5,000     | D   | $90.1875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/19/01   |    S   |   |    15,000     | D   | $90.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     7,500     | D   | $91.3125 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     7,500     | D   | $91.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     5,000     | D   | $91.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |    10,000     | D   | $91.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     5,000     | D   | $92.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |    10,000     | D   | $92.1875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |    11,000     | D   | $92.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     2,000     | D   | $92.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     2,000     | D   | $92.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     5,000     | D   | $93.0625 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     5,000     | D   | $93.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |    10,000     | D   | $93.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     2,500     | D   | $93.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/20/01   |    S   |   |     17,500    | D   | $93.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     6,000     | D   | $88.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     2,000     | D   | $88.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     2,000     | D   | $88.6875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     4,000     | D   | $88.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     2,000     | D   | $88.75   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     2,000     | D   | $88.875  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     2,000     | D   | $89.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |    10,000     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     5,000     | D   | $90.1875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/21/01   |    S   |   |     5,000     | D   | $90.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     1,000     | D   | $84.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     2,500     | D   | $84.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     6,000     | D   | $84.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     3,000     | D   | $84.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     2,500     | D   | $85.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     2,500     | D   | $86.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     2,500     | D   | $88.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/22/01   |    S   |   |     8,000     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/23/01   |    S   |   |     5,000     | D   | $88.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/23/01   |    S   |   |     5,000     | D   | $88.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/23/01   |    S   |   |    10,000     | D   | $89.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/23/01   |    S   |   |     7,500     | D   | $90.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $90.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    20,000     | D   | $90.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $90.9375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    20,000     | D   | $91.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $91.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $91.1875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $91.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/26/01   |    S   |   |    10,000     | D   | $91.50   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    15,000     | D   | $93.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    15,000     | D   | $93.6875 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    10,000     | D   | $94.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    10,000     | D   | $95.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    10,000     | D   | $96.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    10,000     | D   | $96.625  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    20,000     | D   | $97.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/27/01   |    S   |   |    10,000     | D   | $98.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    15,000     | D   | $92.8125 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    10,000     | D   | $93.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    15,000     | D   | $93.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    10,000     | D   | $93.875  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    10,000     | D   | $94.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    10,000     | D   | $95.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    15,000     | D   | $96.375  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/28/01   |    S   |   |    15,000     | D   | $96.75   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |    14,500     | D   | $92.875  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |     5,000     | D   | $92.9375 |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |     5,000     | D   | $93.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |     5,000     | D   | $93.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |    10,000     | D   | $94.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |    10,000     | D   | $94.25   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |    10,000     | D   | $95.00   |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |     5,000     | D   | $95.125  |              |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/29/01   |    S   |   |    10,000     | D   | $96.00   |   8,877,384* |    I    |  01,02   |
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |            |        |   |               |     |          |         767* |    I    |  01,03   |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

**If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |         |       |       |               |                 |                      |         |9.      |10.   |      |
               |         |       |       |               |                 |                      |         |Number  |Owner-|      |
               |         |       |       |               |                 |                      |         |of      |ship  |      |
               |2.       |       |       |               |                 |                      |         |Deriv-  |of    |      |
               |Conver-  |       |       | 5.            |                 |7.                    |         |ative   |Deriv-|11.   |
               |sion     |       |       | Number of     |                 |Title and Amount      |         |Secur-  |ative |Nature|
               |or       |       |       | Derivative    |6.               |of Underlying         |8.       |ities   |Secur-|of    |
               |Exer-    |       |4.     | Securities    |Date             |Securities            |Price    |Bene-   |ity:  |In-   |
               |cise     |3.     |Trans- | Acquired (A)  |Exercisable and  |(Instr. 3 and 4)      |of       |ficially|Direct|direct|
               |Price    |Trans- |action | or Disposed   |Expiration Date  |----------------------|Deriv-   |Owned   |(D) or|Bene- |
1.             |of       |action |Code   | of (D)        |(Month/Day/Year) |             |Amount  |ative    |at End  |In-   |ficial|
Title of       |Deriv-   |Date   |(Instr | (Instr. 3,    |-----------------|             |or      |Secur-   |of      |direct|Owner-|
Derivative     |ative    |(Month/|8)     | 4 and 5)      |Date    |Expira- |             |Number  |ity      |Month   |(I)   |ship  |
Security       |Secur-   |Day/   |------ | ------------  |Exer-   |tion    |             |of      |(Instr.  |(Instr. |(Instr|(Instr|
(Instr. 3)     |ity      |Year)  |Code |V|  (A)  | (D)   |cisable |Date    |Title        |Shares  |5)       |4)      |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
Omnipoint Corp.|         |       |     | |       |       |        |        |             |        |         |        |      |      |
7% Cumulative  |         |       |     | |       |       |        |        |             |        |         |        |      |      |
Convertible    |         |       |     | |       |       |        |        |             |        |         |        |      |      |
Preferred Stock|  04     |       |     | |       |       |  Immed.|N/A     |Common Stock |   186  |         |   140  |   I  |01,05 |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |         |       |     | |       |       |        |        |             |        |         |        |      |      |
(right to buy) |$111.85* |       |     | |       |       |   06   |1/14/10 |Common Stock | 1,008* |         |  1,008*|01,06 |01,06 |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |         |       |     | |       |       |        |        |             |        |         |        |      |      |
(right to buy) | $11.24* |       |     | |       |       |   07   |12/31/09|Common Stock |   946* |         |   946* |01,07 |01,07 |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |         |       |     | |       |       |        |        |             |        |         |        |      |      |
(right to buy) | $9.18*  |       |     | |       |       |  Immed.|1/1/08  |Common Stock |   252* |         |   252* |01,08 |01,08 |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option   |         |       |     | |       |       |        |        |             |        |         |        |      |      |
(right to buy) | $9.18*  |       |     | |       |       |   09   |1/1/08  |Common Stock |   709* |         |   709* |01,09 |01,09 |
====================================================================================================================================

Explanation of Responses:

*Adjusted to reflect VoiceStream Wireless Corporation's stock dividend, payable on April 6, 2001 to all holders of record of common stock as of March 23, 2001, of .0075 shares of common stock for each share of common stock outstanding.

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("Goldman Sachs"). Goldman Sachs is an indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. ("GS Group"). The Reporting Person disclaims beneficial ownership of the securities reported herein except to the extent of his pecuniary interest therein, if any.

02: The securities reported herein as indirectly sold were sold and were beneficially owned directly by GS Group and the Limited Partnerships (as defined below). GS Group sold, in aggregate, 7,023 shares of Common Stock. The Limited Partnerships sold in aggregate, 992,977 shares of Common Stock. These sales were made pursuant to a sales plan under Rule 10b5-1 of the Securities Exchange Act of 1934.

Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly 8,810 shares of Common Stock. GS Group owns beneficially and directly 62,314 shares of Common Stock. Goldman Sachs and GS Group may be deemed to own beneficially and indirectly in the aggregate 8,806,260 shares of Common Stock through certain investment partnerships (the "Limited Partnerships") of which affiliates of Goldman Sachs and GS Group are the general partner or managing general partner. Goldman Sachs is the investment manager of one of the Limited Partnerships.

03: The securities reported herein may be deemed to be beneficially owned directly by The Hull Group, L.L.C. ("Hull"). Hull is a wholly-owned subsidiary of GS Group.

04: Each share of Omnipoint Corp. 7% Cumulative Convertible Preferred Stock ("Omnipoint Convertible Stock") converts into 1.3257 shares of VoiceStream Wireless Corporation Common Stock and $12.8552 in cash, at any time, at the option of the holder.

05: Goldman Sachs owns beneficially and directly and GS Group may be deemed to own beneficially and indirectly 140 shares of Omnipoint Convertible Stock.

06: These options were granted pursuant to the VoiceStream Wireless Corporation 2000 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. The options are exercisable in four equal annual installments, beginning January 14, 2001.

07: These options were granted pursuant to the VoiceStream Wireless Corporation 2000 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. The options are exercisable in four equal annual installments, beginning January 1, 2000.

08: These options were granted pursuant to the VoiceStream Wireless Corporation 2000 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group.

09: These options were granted pursuant to the VoiceStream Wireless Corporation 2000 Management Incentive Stock Option Plan to the Reporting Person. The Reporting Person has an understanding with GS Group pursuant to which he holds the stock options for the benefit of GS Group. These options vest in 3 equal annual installments, beginning January 1, 2000.







By:  s/ Roger S. Begelman                                    April 10, 2001
---------------------------------------------            -----------------------
     ***Signature of Reporting Person                             Date
             Attorney-in-fact


*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.